Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "SYRA HEALTH CORP.", FILED IN THIS OFFICE ON THE TWENTY-EIGHTH DAY OF AUGUST, A.D. 2023, AT 3:38 O`CLOCK P.M.


SECRETARY'S OFFICE
1793
DELAWARE
1847



Jeffrey W. Bullock, Secretary of State

6670942 8100
SR# 20233359487

Authentication: 204054181
Date: 08-28-23

Certificate of Amendment
to
Amended and Restated Certificate of Incorporation
of
Syra Health Corp.

Under Section 242 of the Delaware General Corporation Law

Syra Health Corp., a corporation organized and existing under the laws of the State of Delaware (the "**Corporation**") hereby certifies as follows:

FIRST: The Amended and Restated Certificate of Incorporation, as amended (as amended, the "**Certificate of Incorporation**"), of the Corporation is hereby amended by inserting the following language as Section 4.2.11 to Article IV:

"4.2.11 **Reverse Stock Split**. "Effective as of the filing hereof (the "Amendment Effective Time"), every 1.20 shares of the Corporation's Class A Common Stock and Class B Common Stock then issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined, converted and changed into 1 share of Class A Common Stock of the Corporation or Class B Common Stock of the Corporation, as applicable (the "Reverse Stock Split"). No fractional shares shall be issued upon the Reverse Stock Split. If the Reverse Stock Split would result in the issuance of a fraction of a share of Class A Common Stock or Class B Common Stock, as applicable, the Corporation shall, in lieu of issuing any such fractional share, round up such share to the nearest whole share."

SECOND: The foregoing amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation law of the State of Delaware by the vote of a majority of each class of outstanding stock of the Corporation entitled to vote thereon.

IN WITNESS WHEREOF, I have signed this Certificate this 28th day of August, 2023

DocuSigned by:
Deepika Vuppalanchi
Deepika Vuppalanchi, Chief Executive Officer